Exhibit 99.1
ION Reports Improved Third Quarter 2010 Results
Third Quarter Revenues up 19% to $122 million
Third Quarter EPS of $0.08
     HOUSTON — November 3, 2010 — ION Geophysical Corporation (NYSE: IO) today reported third quarter 2010 revenues of $121.6 million, resulting in net income of $11.9 million, or $0.08 per diluted share. In the third quarter of 2009, ION’s net loss was ($6.8) million, or ($0.06) per share, on revenues of $102.4 million. After excluding the special charges incurred in the first quarter of 2010 associated with the formation of the land joint venture with BGP and the refinancing of its debt, ION reported a positive net income for the nine months ended September 30, 2010 of $1.4 million, or $0.01 per diluted share. These first quarter special charges are discussed in more detail in a table at the end of this press release.
     Bob Peebler, ION’s Chief Executive Officer, said, “The third quarter marked a turning point in our recovery from one of the most difficult periods in ION’s history beginning with the financial crisis in the fall of 2008. For the first time since the third quarter of 2008, we had quarterly results that were sufficiently strong to make ION profitable year-to-date. As previously disclosed, our goal this year was to achieve profitability for ION, including accounting for our 49% share of the expected losses of our joint venture, INOVA Geophysical, and this quarter was a major step toward this goal.
     “Our third quarter results were highlighted by the solid performance of all our business units. Most notable was the strong performance of our multi-client business, which rebounded from dismal second quarter revenues of only $8 million to revenues of $59 million this quarter. This marks one of the strongest performances for this division since the third quarter of 2008. The most significant contribution to this quarter’s success was the completion of three new venture projects in the Arctic that were largely underwritten by our oil & gas company customers. This recent expansion of our ArcticSPAN™ program, including the acquisition of 6,500 km of regional seismic data in the Danmarkshavn basin offshore Northeast Greenland, has demonstrated the effectiveness of ION’s technology and services in this challenging region and established our leadership position in the Arctic multi-client business. As a result of the new technologies developed during these Arctic projects, we have been able to expand the Arctic operational season beyond the traditional one or two months, allowing for increased productivity. We expect to see more normal fourth quarter capital expenditures by our customers for our data libraries, which are primarily located in the regional exploration hotspots around the world. Additionally, the global diversity in our data library portfolio has helped to minimize our exposure to the recent events in the Gulf of Mexico.
     “Once again, our data processing group delivered another strong performance and we have sufficient backlog to carry us into 2011. We have seen a decrease in requests for bids in the deep water processing market, but we believe our current sales pipeline includes sufficient opportunities in other parts of the world to help offset any potential slowdown in Gulf of Mexico activity. It’s not yet certain if there will be any reduction in deep water processing activity during 2011, but we believe it is prudent to continue our efforts to expand global coverage.
     “Our marine group continues to deliver strong performance driven by the transition of the global towed streamer market from our legacy software product, SPECTRA®, to our latest software platform, Orca®, and by the shipment of a large order of source and positioning equipment to BGP, which will be recognized in the fourth quarter. With BGP’s additional purchases of ION’s marine equipment, we are beginning to see additional value and benefit from the creation of our joint venture, INOVA Geophysical. We also continue to see strong demand for DigiFIN™ and expect to end the year with solid DigiFIN sales.
     “As expected, the land equipment business of INOVA Geophysical is still weak, but we are starting to see signs of improvement. We expect the land acquisition business to bottom out in 2010, followed by strengthening of the market in 2011 and beyond, and we expect similar strengthening in the land equipment business as the market improves. In addition, we believe that INOVA Geophysical is well positioned for strong future growth with demand for FireFly® gaining momentum and with the introduction of a new cable-based system engineered with significant feedback from BGP, which will begin early field tests next year.

     “In summary, we are on a solid path to achieve our goal of profitability for 2010 and to position ION for further recovery and growth in 2011.”
THIRD QUARTER 2010
     Total revenues for the third quarter of 2010 increased 19% to $121.6 million compared to $102.4 million a year ago. Excluding the 2009 third quarter revenues of the Legacy Land Systems (INOVA) segment, total revenues increased 28%. The Solutions and Software segments experienced higher revenues by 73% and 20%, respectively, while the Systems segment experienced a 31% decrease in revenues. A reconciliation of results excluding the Legacy Land Systems (INOVA) segment can be found in the financial tables of this press release.
     The Solutions group generated $86.7 million in revenues compared to $50.2 million in the same period a year ago. The increase was due to the timing of new venture programs, primarily in the Arctic regions, that were substantially completed during the third quarter. Increases in data processing revenues and data library sales also contributed to the overall improvement in Solutions revenues for the quarter.
     The Software segment’s revenues increased to $9.1 million in the third quarter compared to $7.6 million a year ago, as a result of the continued success of converting vessels to the Orca software platform.
     The Systems segment generated sales of $25.7 million in the third quarter compared to $37.2 million in the same period of 2009, a decrease of $11.5 million primarily due to lower sales of land geophones and towed streamer source and positioning products.
     Consolidated gross margins for the third quarter of 2010 increased to 40% from 34% in the third quarter of 2009 and from 37% in the second quarter of 2010. The increase in gross margin compared to the third quarter of 2009 was due to the contribution of the Company’s lower margin land business to INOVA Geophysical in March 2010, which had a gross margin of (42%) for the three months ended September 30, 2009. The Solutions and Software segments’ gross margins each increased by 4% in the third quarter of 2010 compared to the same quarter of 2009.

     Adjusting for the Legacy Land Systems (INOVA) segment’s 2009 results, operating expenses for the third quarter of 2010 decreased by $2.2 million compared to the prior year period. As a percentage of revenue, operating expenses during the quarter improved to 21% compared to 29% in the prior year period. Adjusted EBITDA for the third quarter increased to $52.3 million compared to $27.5 million in the third quarter of 2009. A reconciliation of Adjusted EBITDA to reported earnings can be found in the financial tables of this press release.
     For the three months ended September 30, 2010, the Company recorded a benefit of $3.9 million related to alternative minimum tax. This benefit was partially offset by $3.5 million of foreign currency exchange losses primarily associated with intercompany balances held by the Company’s United Kingdom operations for a net increase to earnings of $0.4 million.
     The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment on a one fiscal quarter-lag basis. As a result, the Company’s share of INOVA Geophysical’s second quarter results is included in the Company’s financial results for the three months ended September 30, 2010. For the three months ended September 30, 2010, the Company recognized a loss on its equity investment of approximately $8.0 million.
YEAR-TO-DATE 2010
     Consolidated revenues for the first nine months of 2010 decreased 4% to $285.7 million compared to $298.5 million for the same period of 2009. Excluding the results of the Legacy Land Systems (INOVA) segment in 2009 and 2010, revenues for the first nine months increased 7% or $16.5 million. The Solutions segment revenues increased $36.5 million or 27% over prior year, while the Software segment revenues increased 13% or $3.1 million. Systems segment revenues decreased $23.2 million to $71.6 million primarily as a result of softness in both land geophone sales and general marine purchasing activity. Gross margins for the first nine months of 2010 improved to 35% compared to 33% for the same period of 2009. Excluding the 2009 and first quarter 2010 results of the Legacy Land Systems (INOVA) segment, operating expenses as a percentage of revenues for the first nine months of 2010 decreased to 27% compared to 34% in the prior year period. The Company’s effective tax rate during the first nine months of 2010 was 27.7% (provision on a loss) compared to 23.6% (benefit on a loss) for 2009. The increase in the effective tax rate relates primarily to the transactions involved in the completion of the INOVA Geophysical joint venture transaction and to changes in the distribution of earnings between U.S. and foreign jurisdictions.
     Income from operations for the first nine months of 2010 totaled $18.4 million compared to a loss of ($53.6) million in the prior period. Excluding the first quarter 2010 results of the Legacy Land Systems (INOVA) segment, income from operations was $28.0 million.
     Excluding the after-tax impact of the special items for both periods as noted in the tables below, the Company reported a net income of $1.4 million, or $0.01 per diluted share, for the first nine months of 2010, compared to a net loss of ($31.0) million, or ($0.29) per share, for the first nine months of 2009. Including the special items, the Company reported a net loss of ($58.8) million, or ($0.42) per share, for the first nine months of 2010, compared to ($61.9) million, or ($0.57) per share, in 2009. Adjusted EBITDA for the period increased 66% to $84.2 million compared to $50.8 million in 2009.
OUTLOOK
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “As previously mentioned in our second quarter earnings call, we expected the second half of 2010 to be considerably better than the first half and we clearly made significant progress during the third quarter. We achieved profitability for ION, excluding one-time charges, for the first nine months of 2010 and expect to remain profitable through the end of the year. Our current expectations are that the momentum we are experiencing during the second half of 2010 will likely continue into 2011.”
CONFERENCE CALL
     The Company has scheduled a conference call for Thursday, November 4, 2010, at 10:00 a.m. Eastern Time. To participate in the conference call, dial 480-629-9820 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 18, 2010. To access the replay, dial 303-590-3030 and use pass code 4375413#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the web cast will be available shortly after the call on the Company’s website.
About ION
     ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&L
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, benefits expected to result from the INOVA Geophysical joint venture and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the

Company’s new and revised product offerings; risks associated with the economic downturn and the volatile credit environment; risks associated with the operation of the INOVA Geophysical joint venture; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q filed during 2010.
Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Product revenues	$34,299	$51,263	$113,974	$162,777
Service revenues	87,295	51,107	171,725	135,740

Total net revenues	121,594	102,370	285,699	298,517

Cost of products	17,354	34,114	68,421	108,007
Cost of services	55,292	33,627	117,902	92,209

Gross profit	48,948	34,629	99,376	98,301

Operating expenses:
Research, development and engineering	5,532	10,659	19,748	33,917
Marketing and sales	7,768	8,006	21,323	26,207
General and administrative	12,279	17,523	39,929	53,779
Impairment of intangible assets	—	—	—	38,044

Total operating expenses	25,579	36,188	81,000	151,947

Income (loss) from operations	23,369	(1,559)	18,376	(53,646)
Interest expense, net, including an $18.8 million write-off of debt discount and debt issuance costs in 1Q 2010	(1,861)	(5,929)	(28,877)	(19,211)
Loss on disposition of land division	—	—	(38,115)	—
Fair value adjustment of the warrant	—	—	12,788	—
Equity in losses of INOVA Geophysical	(8,004)	—	(8,183)	—
Other income (expense)	(3,229)	1,669	(811)	(4,734)

Income (loss) before income taxes	10,275	(5,819)	(44,822)	(77,591)
Income tax expense (benefit)	(1,934)	131	12,400	(18,342)

Net income (loss)	12,209	(5,950)	(57,222)	(59,249)
Preferred stock dividends	338	875	1,598	2,625

Net income (loss) applicable to common shares	$11,871	$(6,825)	$(58,820)	$(61,874)

Net income (loss) per share:
Basic	$0.08	$(0.06)	$(0.42)	$(0.57)
Diluted	$0.08	$(0.06)	$(0.42)	$(0.57)
Weighted average number of common shares outstanding:
Basic	152,344	118,380	141,483	107,816
Diluted	152,690	118,380	141,483	107,816

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$15,966	$16,217
Restricted cash	2,136	1,469
Accounts receivable, net	59,350	111,046
Current portion notes receivable	—	13,367
Unbilled receivables	65,102	21,655
Inventories, net	51,700	202,601
Deferred income tax asset	6,827	6,001
Prepaid expenses and other current assets	15,920	23,145

Total current assets	217,001	395,501
Deferred income tax asset	14,728	26,422
Property, plant and equipment, net	22,231	78,555
Multi-client data library, net	138,642	130,705
Investment in INOVA Geophysical	110,256	—
Goodwill	51,865	52,052
Intangible assets, net	21,828	61,766
Other assets	3,669	3,185

Total assets	$580,220	$748,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$6,587	$271,132
Accounts payable	27,255	40,189
Accrued expenses	59,736	65,893
Accrued multi-client data library royalties	7,972	18,714
Fair value of the warrant	—	44,789
Deferred revenue and other current liabilities	10,140	13,802

Total current liabilities	111,690	454,519
Long-term debt, net of current maturities	103,795	6,249
Non-current deferred income tax liability	5,418	1,262
Other long-term liabilities	8,064	3,688

Total liabilities	228,967	465,718
Stockholders’ equity:
Cumulative convertible preferred stock	27,000	68,786
Common stock	1,524	1,187
Additional paid-in capital	819,864	666,928
Accumulated deficit	(468,770)	(411,548)
Accumulated other comprehensive loss	(21,800)	(36,320)
Treasury stock	(6,565)	(6,565)

Total stockholders’ equity	351,253	282,468

Total liabilities and stockholders’ equity	$580,220	$748,186

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(57,222)	$(59,249)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	20,439	34,113
Amortization of multi-client data library	54,358	37,011
Stock-based compensation expense	5,471	10,399
Amortization of debt discount	8,656	—
Write-off of unamortized debt issuance costs	10,121	—
Fair value adjustment of the warrant	(12,788)	—
Deferred income taxes	9,269	(28,139)
Loss on disposition of land division	38,115	—
Equity in losses of INOVA Geophysical	8,183	—
Impairment of intangible assets	—	38,044
Change in operating assets and liabilities:
Accounts and notes receivable	27,546	78,458
Unbilled receivables	(43,447)	5,803
Inventories	(867)	(4,753)
Accounts payable, accrued expenses and accrued royalties	(723)	(71,157)
Deferred revenue	(428)	(5,889)
Other assets and liabilities	(11,929)	16,956

Net cash provided by operating activities	54,754	51,597

Cash flows from investing activities:
Purchase of property, plant and equipment	(7,014)	(2,456)
Investment in multi-client data library	(58,866)	(75,149)
Proceeds from disposition of land division, net of fees paid	99,790	—
Other investing activities	(521)	(361)

Net cash provided by (used in) investing activities	33,389	(77,966)

Cash flows from financing activities:
Net proceeds from issuance of debt	105,695	19,218
Net proceeds from issuance of common stock	38,039	38,220
Borrowings under revolving line of credit	101,000	37,000
Repayments under revolving line of credit	(190,429)	(5,000)
Payments on notes payable and long-term debt	(143,835)	(73,337)
Costs associated with debt amendments	—	(4,046)
Payment of preferred dividends	(1,598)	(2,625)
Other financing activities	255	157

Net cash (used in) provided by financing activities	(90,873)	9,587

Effect of change in foreign currency exchange rates on cash and cash equivalents	2,479	1,166

Net decrease in cash and cash equivalents	(251)	(15,616)
Cash and cash equivalents at beginning of period	16,217	35,172

Cash and cash equivalents at end of period	$15,966	$19,556

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net revenues:
Systems	$25,731	$37,184	$71,638	$94,753
Software	9,128	7,618	27,233	24,081
Solutions	86,735	50,165	170,317	133,828
Legacy Land Systems (INOVA)	—	7,403	16,511	45,855

Total	$121,594	$102,370	$285,699	$298,517

Gross profit:
Systems	$11,202	$16,192	$29,141	$40,073
Software	6,074	4,781	18,254	16,033
Solutions	31,672	16,762	52,965	43,052
Legacy Land Systems (INOVA)	—	(3,106)	(984)	(857)

Total	$48,948	$34,629	$99,376	$98,301

Gross margin:
Systems	44%	44%	41%	42%
Software	67%	63%	67%	67%
Solutions	37%	33%	31%	32%
Legacy Land Systems (INOVA)	—%	(42%)	(6%)	(2%)

Total	40%	34%	35%	33%

Income (loss) from operations:
Systems	$5,693	$10,553	$13,833	$22,647
Software	5,451	4,277	16,513	14,525
Solutions	22,556	9,321	30,669	19,129
Legacy Land Systems (INOVA)	—	(11,495)	(9,623)	(28,677)
Corporate and other	(10,331)	(14,215)	(33,016)	(43,226)
Impairment of intangible assets	—	—	—	(38,044)

Total	$23,369	$(1,559)	$18,376	$(53,646)

Summary of Net Revenues by Type
Excluding Legacy Land Systems (INOVA)
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net revenues by type:
Systems:
Towed Streamer	$20,185	$25,863	$50,096	$60,509
Ocean Bottom	510	315	1,821	1,159
Other	5,036	11,006	19,721	33,085

Total	$25,731	$37,184	$71,638	$94,753

Software:
Software Systems	$8,567	$6,675	$25,824	$22,169
Services	561	943	1,409	1,912

Total	$9,128	$7,618	$27,233	$24,081

Solutions:
Data Processing	$27,943	$22,065	$79,661	$58,164
New Venture	49,971	23,233	62,314	60,377
Data Library	8,821	4,867	28,342	15,287

Total	$86,735	$50,165	$170,317	$133,828

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principles (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the Company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income (loss)	$12,209	$(5,950)	$(57,222)	$(59,249)
Interest expense, net	1,861	5,929	28,877	19,211
Income tax expense (benefit)	(1,934)	131	12,400	(18,342)
Depreciation and amortization expense	40,173	27,363	74,797	71,124
Loss on disposition of land division	—	—	38,115	—
Fair value adjustment of the warrant	—	—	(12,788)	—
Impairment of intangible assets	—	—	—	38,044

Adjusted EBITDA	$52,309	$27,473	$84,179	$50,788

Reconciliation of Special Charges to Diluted Earnings per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
     The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the nine months ended September 30, 2010 and 2009:

	Nine Months Ended September 30, 2010
	As	Loss on	Write-off of	Adjustments of	As
	Reported	Disposition	Debt Costs*	the Warrant**	Adjusted
Net revenues	$285,699	$—	$—	$—	$285,699
Cost of sales	186,323	—	—	—	186,323

Gross profit	99,376	—	—	—	99,376
Operating expenses	81,000	—	—	—	81,000

Income from operations	18,376	—	—	—	18,376
Interest expense, net	(28,877)	—	10,121	8,656	(10,100)
Loss on disposition of land division	(38,115)	38,115	—	—	—
Fair value adjustment of the warrant	12,788	—	—	(12,788)	—
Equity in losses of INOVA Geophysical	(8,183)	—	—	—	(8,183)
Other expense	(811)	—	—	—	(811)
Income tax expense (benefit)	12,400	(19,638)	3,542	—	(3,696)

Net income (loss)	(57,222)	57,753	6,579	(4,132)	2,978
Preferred stock dividends	1,598	—	—	—	1,598

Net income (loss) applicable to common shares	$(58,820)	$57,753	$6,579	$(4,132)	$1,380

Basic and diluted earnings per share	$(0.42)				$0.01

Weighted average number of diluted common shares outstanding	141,483				142,005

*	Relates to the write-off of unamortized debt issuance costs relating to our first quarter 2010 re-financings.

**	Relates to the non-cash debt discount and fair value adjustment to the warrant from January 1, 2010 through March 25, 2010, the date of the closing of INOVA Geophysical.

	Nine Months Ended September 30, 2009
				Out-of-Period
				Stock-Based
	As	Impairment	Restructuring	Compensation	As
	Reported	Charges	Charges	Expense	Adjusted
Net revenues	$298,517	$—	$—	$—	$298,517
Cost of sales	200,216	—	(991)	—	199,225

Gross profit	98,301	—	991	—	99,292
Operating expenses	151,947	(38,044)	(1,622)	(3,267)	109,014

Loss from operations	(53,646)	38,044	2,613	3,267	(9,722)
Interest expense, net	(19,211)	—	—	—	(19,211)
Other expense	(4,734)	—	—	—	(4,734)
Income tax (benefit) expense	(18,342)	11,033	915	1,143	(5,251)

Net loss	(59,249)	27,011	1,698	2,124	(28,416)
Preferred stock dividends	2,625	—	—	—	2,625

Net loss applicable to common shares	$(61,874)	$27,011	$1,698	$2,124	$(31,041)

Basic and diluted earnings per share	$(0.57)				$(0.29)

Weighted average number of basic and diluted common shares outstanding	107,816				107,816

Reconciliation of Income (Loss) from Operations Excluding the
Legacy Land Systems (INOVA) Segment
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is our income (loss) from operations excluding our Legacy Land Systems (INOVA) segment. This segment was contributed to our joint venture (INOVA Geophysical) on March 25, 2010. Therefore, beginning on March 26, 2010, this contributed business is no longer consolidated into our results of operations. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the nine months ended September 30, 2010 and for the three and nine months ended September 30, 2009:
Nine Months Ended September 30, 2010

		Excluding
	As	Legacy Land	As
	Reported	Systems	Adjusted
Net revenues	$285,699	$(16,511)	$269,188
Cost of sales	186,323	(17,495)	168,828

Gross profit	99,376	984	100,360
Operating expenses:
Research, development and engineering	19,748	(4,181)	15,567
Marketing and sales	21,323	(1,559)	19,764
General and administrative	39,929	(2,899)	37,030

Total operating expenses	81,000	(8,639)	72,361

Income from operations	$18,376	$9,623	$27,999

Nine Months Ended September 30, 2009

		Excluding
	As	Legacy Land	As
	Reported	Systems	Adjusted
Net revenues	$298,517	$(45,855)	$252,662
Cost of sales	200,216	(46,712)	153,504

Gross profit	98,301	857	99,158
Operating expenses:
Research, development and engineering	33,917	(15,948)	17,969
Marketing and sales	26,207	(4,301)	21,906
General and administrative	53,779	(7,571)	46,208
Impairment of intangible assets	38,044	(38,044)	—

Total operating expenses	151,947	(65,864)	86,083

Income (loss) from operations	$(53,646)	$66,721	$13,075

Three Months Ended September 30, 2009

		Excluding
	As	Legacy Land	As
	Reported	Systems	Adjusted
Net revenues	$102,370	$(7,403)	$94,967
Cost of sales	67,741	(10,509)	57,232

Gross profit	34,629	3,106	37,735
Operating expense:
Research, development and engineering	10,659	(4,887)	5,772
Marketing and sales	8,006	(1,432)	6,574
General and administrative	17,523	(2,070)	15,453

Total operating expenses	36,188	(8,389)	27,799

Income (loss) from operations	$(1,559)	$11,495	$9,936

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